Exhibit 99.1

Contact:

Andrew Kramer

Vice President, Investor Relations

NetScout Systems, Inc.

978-614-4279

IR@netscout.com

NetScout Systems Stockholders Overwhelmingly Approve Proposal Related to the Company’s

Planned Acquisition of Danaher Corporation’s Communications Business

WESTFORD, Mass., June 25, 2015 – NetScout Systems, Inc. (NASDAQ: NTCT), an industry leader in service assurance solutions, announced the results from the Company’s Special Meeting of Stockholders held earlier today at its corporate headquarters. The proposal to issue 62.5 million shares of NetScout common stock in connection with NetScout’s acquisition of Danaher Corporation’s (NYSE: DHR) Communications Business was approved by approximately 98% of the 37.4 million shares that were voted by NetScout stockholders (92% of the Company’s 40.8 million shares outstanding).

“Today’s successful vote by NetScout’s stockholders is a significant milestone in our efforts to acquire Danaher’s Communications Business and begin the next phase of our strategy,” stated Anil Singhal, NetScout’s President and CEO. “We believe that this combination will produce exciting opportunities for our stockholders, customers and employees. We share our stockholders’ enthusiasm for NetScout’s future and appreciate their confidence in NetScout’s strategic direction. We look forward to the completion of this transaction next month.”

Danaher launched an exchange offer last month related to the split-off of its Communications Business. NetScout and Danaher expect to complete the transaction in mid-July following the conclusion of the exchange offer, along with the satisfaction of the remaining closing conditions set forth in the merger agreement. Following the acquisition’s completion, Danaher’s pre-transaction stockholders and certain employees of the Communications Business will own approximately 59.5% of the combined company and NetScout’s pre-transaction equityholders will own approximately 40.5% on a fully diluted basis.

About NetScout Systems, Inc.

NetScout Systems, Inc. (NASDAQ:NTCT) is the market leader in service assurance solutions that enable enterprise and service provider organizations to assure the quality of the user experience for business and mobile services. NetScout technology helps these organizations proactively manage service delivery and identify emerging performance problems, helping to quickly resolve issues that cause business disruptions or negatively impact users of information technology.

Additional Information and Where You Can Find It

NetScout’s Registration Statement on Form S-4, and other documents concerning the proposed acquisition of Danaher’s Communications Business have been filed with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the S-4 Registration Statement, along with other relevant documents filed with the SEC, when they become available because they will contain important information. Security holders may obtain a free copy of the Registration Statement and other documents filed by NetScout with the SEC at the SEC’s website at www.sec.gov. The Registration Statement, along with other documents, may also be obtained for free by contacting Andrew Kramer, Vice President of Investor Relations, by telephone at 978-614-4000, by email at ir@netscout.com, or by mail at Investor Relations, NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886.

Safe Harbor

Forward-looking statements in this release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and other federal securities laws. Investors are cautioned that statements in this press release, which are not strictly historical statements, including without limitation, the statements related to the events and timing associated with completing the acquisition of Danaher’s Communication Business involve risks and uncertainties. Actual results could differ materially from the forward-looking statements due to known and unknown risk, uncertainties, assumptions and other factors. Such factors include delays related to completing Danaher Corporation’s split-off tender exchange; the anticipated tax treatment of the transaction and related transactions; risks relating to any unforeseen changes to or the effects on liabilities, future capital expenditures, revenue, expenses, synergies, indebtedness, financial condition, losses and future prospects and the impact of any such changes on consummating the transaction; and failure to consummate or delay in consummating the transaction for other reasons. For a more detailed description of the risk factors associated with the Company, please refer to the Company’s Registration Statement on Form S-4 and Annual Report on Form 10-K for the fiscal year ended March 31, 2015 which is on file with the Securities and Exchange Commission. NetScout assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

©2015 NetScout Systems, Inc. All rights reserved. NetScout and the NetScout logo and nGenius are registered trademarks of NetScout Systems, Inc.